Exhibit 10.1
Compensation Arrangements for Non-Employee Directors
          Effective January 1, 2012, each Non-Employee Director of Johnson & Johnson will be compensated for his or her services as a Director pursuant to the following arrangement:
•	Receipt of annual cash retainer of $110,000;

•	Receipt of annual equity grant of $100,000 in the form of restricted shares of Company Common Stock (which become freely transferable on the third anniversary of the grant date); and

•	Receipt of annual grant of $45,000 in the form of Deferred Share Units (which will be linked to the value of the Company’s Common Stock, receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock, and settled in cash upon termination of his or her directorship).
In addition, a Director appointed as chairman of a standing committee of the Board will receive an additional annual cash retainer of $20,000 (or $25,000 in the case of the chairman of the Audit Committee). The Director appointed as Presiding Director of the Board will receive an additional annual cash retainer of $30,000.
Eliminated from the Company’s Director compensation structure were:
•	Receipt of additional annual cash retainers of $5,000 for committee memberships;

•	Receipt of one-time award of 1,000 shares of Common Stock upon being appointed to the Board; and

•	Receipt of fee of $1,500 when in-person attendance at a special meeting of the Board or a Board committee is required.
          Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.
          Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program available to all employees, pursuant to which the Company will contribute, on a two-to-one basis, up to $20,000 per year per employee or Non-Employee Director to educational institutions and certain other charitable organizations.
          The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings and participating in director education programs and other director orientation or educational meetings.
          Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the Johnson & Johnson Proxy Statement, dated March 16, 2011.
          Directors who are employees of the Company receive no additional compensation for their services as Directors or as members of Board committees.